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Exhibit 1.2

QUÉBEC

Debt Securities

UNDERWRITING AGREEMENT

New York, New York

December 11, 2003

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse First Boston LLC
CIBC World Markets Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Putnam Lovell NBF Securities Inc.
RBC Dominion Securities Corporation
Scotia Capital (USA) Inc.

Ladies and Gentlemen:

        Québec proposes to issue and sell from time to time certain of its debt securities (the "Securities"), registered under the registration statements referred to in Section 1(b)(i). The Securities will be issued subject to a fiscal agency agreement, as amended or supplemented from time to time (the "Fiscal Agency Agreement") between Québec and Citibank, N.A., as fiscal agent, registrar, transfer agent and principal paying agent (the "Fiscal Agent"). The Securities will be issued in one or more series, which series may vary as to interest rates, maturities, currencies of denomination and payment, any redemption provisions, any sinking fund requirements and other terms, with all such terms for any particular series being determined at the time of sale. Particular series of Securities will be sold to one or more firms to whom this Agreement is addressed, or with such other firms as Québec may designate, and who shall agree in writing to comply with the terms and conditions of this Agreement, for resale in accordance with terms of offering determined at the time of sale. The Securities involved in any such offering are hereinafter referred to as "Designated Securities". The firm or firms which agree to purchase any Designated Securities are hereinafter referred to as the "Underwriters" and the firm or firms acting as a representative or representatives of the Underwriters that are specified in the Terms Agreement referred to in Section 2 are hereinafter referred to as the "Representatives". In the event that only one firm agrees to purchase any Designated Securities, references to "Underwriters" in this Agreement and Terms Agreement shall also be construed as references to "Representatives".

        Québec may also issue and sell warrants to purchase Securities on such terms as shall be determined at the time of sale, in which case (i) all references herein to Securities shall be deemed to include or refer to such warrants, (ii) the Terms Agreement referred to in Section 2 relating to such warrants shall include an additional covenant of Québec to use its best efforts to maintain a registration statement in respect of Securities issuable upon exercise of warrants in effect during the entire period any warrants may be exercised, and (iii) the opinions and other documents delivered pursuant to Section 5 shall be appropriately modified to cover such warrants and related matters as the Underwriters, counsel to the Underwriters, the Representatives or counsel to the Representatives may reasonably request.

Section 1:    Representations and Warranties

        (a)   Québec represents and warrants to, and agrees with, each Underwriter that:

            (i)  Prior to the date hereof, all necessary actions have been duly taken by or on behalf of Québec, and all necessary governmental approvals required by the laws of Québec have been obtained for the offering, issuance and sale of the Designated Securities as contemplated by this Agreement and for the performance of the obligations assumed under the Designated Securities, this Agreement, the Terms Agreement and the Fiscal Agency Agreement;

           (ii)  The Designated Securities, when issued and delivered against payment therefor in accordance with the terms and provisions of this Agreement, the Terms Agreement and the Fiscal Agency Agreement, will be validly issued; the Designated Securities, following their issue, and this Agreement, the Terms Agreement and the Fiscal Agency Agreement, following their execution and delivery, will each constitute valid, binding, unsecured and unconditional obligations of Québec, for the payment and performance of which the full faith and credit of Québec has been pledged, enforceable against Québec in accordance with their respective terms, subject to the qualifications set forth in Section 5(d)(i) and Section 5(d)(v);

          (iii)  The Designated Securities will rank equally among themselves and with the other debt securities issued by Québec and outstanding at the Closing Date or thereafter and all funds required to make payments in respect of the Designated Securities will be taken out of the Consolidated Revenue Fund of Québec; and

          (iv)  Québec is not in default under the provisions of any agreement or of any instrument evidencing or relating to any outstanding material indebtedness for borrowed money, direct or contingent, of Québec and the execution, delivery and performance by Québec of its obligations under this Agreement, the Terms Agreement, the Fiscal Agency Agreement and the Designated Securities will not conflict with, or result in any breach of, any term, condition or provision of, or constitute a default under, any applicable law or any agreement or instrument to which Québec is a party or by which it is bound.

        (b)   Québec represents and warrants to, and agrees with, each Underwriter that:

            (i)  Two registration statements relating to the Securities (Registration Statements Nos. 333-12082 and 333-13626, including a form of prospectus which, as supplemented, shall be used in connection with sales of all the Securities) have been filed with the Securities and Exchange Commission ("SEC") and have become effective. Registration Statements Nos. 333-12082 and 333-13626 (and all material incorporated by reference therein), as amended and supplemented at the time of any Terms Agreement referred to in Section 2, are hereinafter referred to collectively as the "Registration Statement", and the prospectus included in Registration Statement No. 333-13626 as from time to time amended or supplemented pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Securities Act of 1933, as amended (the "1933 Act"), the rules and regulations of the SEC under the Securities Act (the "Rules and Regulations"), or as contemplated by Section 2 to reflect the terms of the Designated Securities and the terms of the offering thereof or otherwise, including all material incorporated by reference therein, is hereinafter referred to as the "Prospectus";

           (ii)  On the respective effective dates of Registration Statements Nos. 333-12082 and 333-13626, each of such registration statements conformed in all respects to the requirements of the 1933 Act, the 1934 Act and the Rules and Regulations, and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and on the date of each Terms Agreement referred to in Section 2, the Registration Statement and Prospectus will conform in all respects to the requirements of the 1933 Act, the 1934 Act and the Rules and Regulations and none of such documents will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing does not apply to statements or omissions in any of such documents based upon written information, if any, furnished to Québec by any Underwriter through the Representatives specifically for use therein;

          (iii)  No registration, filing or other action for the qualification of the Designated Securities for offer and sale by the Underwriters in Canada or any jurisdiction or territory therein is required under the laws of Canada or any province thereof;

          (iv)  There are no stamp, issue or other duties, taxes or levies payable by the Underwriters or the holders of Designated Securities within Québec or within Canada on or in connection with the issuance and sale of the Designated Securities or the execution or delivery of this Agreement or the Fiscal Agency Agreement; and

           (v)  Save as disclosed in the Prospectus (including the documents incorporated by reference therein), Québec is not involved in any litigation or arbitration proceedings which may have a significant effect on its financial condition, nor is Québec aware of any such proceedings pending or threatened.

Section 2:    Purchase and Offering

        The obligation of the Underwriters to purchase the Designated Securities will be evidenced by a terms agreement (the "Terms Agreement"), a form of which has been attached as Exhibit A, at the time Québec determines to sell any Designated Securities. The Terms Agreement shall specify the firms which will be Underwriters, the principal amount of any Designated Securities to be purchased by each, the purchase price to be paid by the Underwriters, any compensation or commissions to be paid to the Underwriters, the public offering price of the Designated Securities, and the terms of any Designated Securities including, but not limited to, interest rate, maturity, currency of denomination and payment, any redemption provisions and any sinking fund requirements. The Terms Agreement shall also specify the time and date of delivery and payment (such time and date, or such other time not later than seven full business days thereafter as the Representatives and Québec agree as the time for payment and delivery being hereinafter referred to as the "Closing Date"), the place of delivery and payment for any Designated Securities and any details of the terms of offering which should be reflected in the Prospectus. The obligations of each Underwriter to purchase any Designated Securities are joint, as such term is construed under Québec law, meaning that each such Underwriter is obligated to purchase only the principal amount of Designated Securities set forth opposite its name in the Terms Agreement. It is understood that the Underwriters propose to offer any Designated Securities for sale as set forth in such Prospectus. Any such Designated Securities will be in such denominations and registered in such names as the Underwriters request.

Section 3:    Covenants of Québec

        Québec covenants and agrees with each Underwriter that:

        (a)   At any time when the Prospectus is required to be delivered under the 1933 Act, Québec will advise the Representatives promptly of any proposal to amend or supplement the Registration Statement or the Prospectus, and will not effect such amendment or supplementation, whether by filing documents pursuant to the 1933 Act, the 1934 Act or otherwise, without the consent of the Representatives; Québec will also advise the Representatives promptly of the institution by the SEC of any stop order proceedings in respect of the Registration Statement or any part thereof and will use their best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

        (b)   If at any time when the Prospectus is required to be delivered under the 1933 Act any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend or supplement the Registration Statement or the Prospectus to comply with the 1933 Act, Québec promptly will prepare and file with the SEC an amendment or supplement, whether by filing documents pursuant to the 1933 Act, the 1934 Act or otherwise, which will correct such statement or omission or to effect such compliance.

        (c)   As soon as practicable after publication thereof following the close of its fiscal year, Québec will make generally available to holders of Designated Securities a consolidated statement of its revenues and expenditures, such statement covering a period of at least twelve months beginning after the date of the Terms Agreement relating to such Designated Securities, which shall satisfy the provisions of Section 11(a) of the 1933 Act.

        (d)   Québec will furnish to the Representatives copies of the Registration Statement, each preliminary prospectus supplement, if any, the Prospectus, and all amendments and supplements to such documents (including documents incorporated by reference in the Prospectus), in each case as soon as available and in such quantities as are requested.

        (e)   Québec will furnish such information and execute such instruments as may be required to qualify the Designated Securities for sale and determine their eligibility for investment under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for their distribution, provided that Québec need not submit to any requirements that it reasonably deems unduly burdensome.

        (f)    So long as any of the Designated Securities are outstanding, Québec will post on the Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR, through the SEC's website (http://www.sec.gov) as soon as practicable after publication thereof, its annual consolidated statements of revenues and expenditures. Upon request from any of the Underwriters or the Representatives, Québec will furnish hard copies of such documents.

        (g)   If the Designated Securities are to be listed on the Luxembourg Stock Exchange, Québec will use its best efforts to obtain the admission of the Designated Securities for listing on the Luxembourg Stock Exchange on or prior to the Closing Date, to furnish to the Luxembourg Stock Exchange all documents, information and undertakings and publish all advertisements or other material that may be necessary in order to effect such listing, and to cause such listing to be continued for so long as any of the Designated Securities remains outstanding; provided that if, in the opinion of Québec, the continuation of such listing shall become unduly onerous, then Québec may delist the Designated Securities from the Luxembourg Stock Exchange, provided that Québec will use its best efforts to obtain the listing of the Designated Securities on another recognized stock exchange reasonably acceptable to the Representatives.

        (h)   At any time prior to payment of the purchase price, as provided for in the Terms Agreement, being made to Québec on the Closing Date, Québec will notify the Representatives promptly of any material change affecting any of its representations, warranties, covenants or indemnities herein and will take such steps as may be reasonably requested by the Representatives to remedy and/or publicize the same.

        (i)    Québec will not, without the prior consent of the Representatives, offer or sell, between the execution of a Terms Agreement with respect to Designated Securities and the later of the related Closing Date or the date on which any price restrictions on the sale of the Designated Securities are terminated, (i) in any part of the world outside of Canada, any of its U.S. dollar denominated debt securities registered with the SEC having a maturity of one year or more or (ii) within Canada, any of its U.S. dollar denominated debt securities having a maturity of more than five years.

Section 4:    Covenants of the Underwriters

        Each of the Underwriters separately agrees with Québec that:

        (a)   At any time when the Prospectus must be delivered under the 1933 Act, it shall not sell, deliver for sale or confirm the sale of the Designated Securities within the United States or to a U.S. person (as such terms are defined in Regulation S under the 1933 Act) unless such sale, delivery or confirmation is accompanied or preceded by the Prospectus.

        (b)   It will deliver to Québec an initial allotment distribution report and a secondary market distribution report within 30 days after the Closing Date.

Section 5:    Conditions to the Obligations of the Underwriters

        The obligations of each Underwriter to purchase and pay for Designated Securities shall be subject to the accuracy of the representations and warranties on the part of Québec herein and in the Terms Agreement, to the accuracy of the statements of authorized representatives of Québec made pursuant to the provisions hereof or thereof, to the performance by Québec of their obligations hereunder and thereunder and to the following additional conditions precedent:

        (a)   Prior to the Closing Date no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of Québec or any Underwriter, shall be contemplated by the SEC; and no proceedings or actions shall have been instituted by or, to the knowledge of Québec or any Underwriter, shall be contemplated by any Canadian regulatory authority having jurisdiction over the offering of the Designated Securities.

        (b)   Subsequent to the execution and delivery of the Terms Agreement and on or prior to the Closing Date, there shall not have occurred any material adverse change, or any development involving a prospective material adverse change, in or affecting particularly the financial condition of Québec which, in the judgment of the Representatives on behalf of the Underwriters, materially impairs the investment quality of the Designated Securities.

        (c)   Subsequent to the execution and delivery of the Terms Agreement and on or prior to the Closing Date, there shall not have occurred (i) any downgrading in the rating of any debt securities of Québec by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the 1933 Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of Québec (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (ii) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension or limitation of trading of any securities of Québec on any exchange or in the over-the-counter market in Canada, the United States, the United Kingdom, Japan or elsewhere; or (iii) any banking moratorium declared by Canadian, United States or New York authorities.

        (d)   The Representatives shall have received an opinion of Bélanger Sauvé, counsel for Québec, dated the Closing Date, to the effect that:

            (i)  The Designated Securities have been duly authorized and have been duly executed, issued, authenticated and delivered in accordance with the laws of Québec and the Orders in Council and Ministerial Orders of the Gouvernement du Québec applicable thereto, and the Designated Securities and the covenants therein contained constitute valid, binding, unsecured and unconditional obligations of Québec, for the payment and performance of which the full faith and credit of Québec have been pledged, enforceable against Québec in accordance with their terms, subject to the qualifications set forth in Section 5(d)(v), and subject furthermore to the provisions of Book Ten, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money into Canadian currency at the rate of exchange prevailing on the day such decision became enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec would not be recognized and, where applicable, declared enforceable by a Québec court:

            (1)   the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

            (2)   the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

            (3)   a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec;

            (4)   the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce taxation obligations resulting from Québec law; or

            (5)   the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

           (ii)  The Designated Securities will rank equally among themselves and with the other debt securities issued by Québec and outstanding at the Closing Date or thereafter and all funds required to make payments in respect of the Designated Securities will be taken out of the Consolidated Revenue Fund of Québec;

          (iii)  This Agreement, the Terms Agreement and the Fiscal Agency Agreement have been duly authorized and have been duly executed and delivered by Québec in accordance with the Orders in Council and Ministerial Orders of the Gouvernement du Québec applicable thereto;

          (iv)  All necessary actions have been duly taken by or on behalf of Québec, and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization, execution and delivery by Québec of this Agreement, the Terms Agreement, the Fiscal Agency Agreement and the Designated Securities, and for the issuance and sale of the Designated Securities pursuant to this Agreement, the Terms Agreement and the Fiscal Agency Agreement, and there are no laws of Canada applicable to any such authorization, execution, delivery, issuance, or sale, and no authorizations or approvals under the laws of Canada are necessary therefor;

           (v)  Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under this Agreement, the Fiscal Agency Agreement and the Designated Securities subject to the following qualifications:

            (1)   the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and sequestration) against the Gouvernement du Québec; and

            (2)   the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment;

          (vi)  The English translations of the Orders in Council and Ministerial Orders of the Gouvernement du Québec authorizing the issuance and sale of the Designated Securities on the terms set forth herein and in the Terms Agreement are exact translations and are not susceptible to any materially different interpretation with respect to any material matter therein;

         (vii)  There are no withholding taxes payable under the laws of Canada or Québec in respect of the Designated Securities or premium, if any, or interest thereon unless all or any part of the interest or of any amount deemed by the Income Tax Act (Canada) ("Canadian Tax Act") to be interest payable on the Designated Securities is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of a corporation. If any interest payable on a Designated Security, or any amount deemed to be interest thereon, is to be calculated by reference to a criterion referred to above, such interest or amount, as the case may be, may be subject to Canadian non-resident withholding tax, subject to the following: no such withholding tax would apply if the Designated Securities are "prescribed obligations" for these purposes. The regulations under the Canadian Tax Act provide that a prescribed obligation is a debt obligation the terms or conditions of which provide for an adjustment to the amount payable in respect of the obligation that is determined by reference to a change in the purchasing power of money and on which no amount payable, other than such an adjustment, is dependent or contingent upon or computed by reference to any of the criteria referred to above. There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of the Designated Securities or premium, if any, or interest thereon by an owner who is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Designated Securities in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Canadian Tax Act. There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Designated Securities or premium, if any, or interest thereon; and

        (viii)  Such counsel have no reason to believe that either the Registration Statement or the Prospectus, or any amendment or supplement thereto, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; their opinion with respect to Canadian taxes under the caption "Description of the Securities" in the Prospectus is accurately described therein; the descriptions in the Registration Statement and the Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and such counsel do not know of any legal or governmental proceedings required to be described in the Prospectus which are not described as required, or of any contracts or documents of a character required to be described in the Registration Statement or Prospectus or to be filed as exhibits to the Registration Statement which are not described and filed as required.

  In rendering such opinion, such counsel may rely upon the opinion of Sullivan & Cromwell LLP as to matters of United States law and procedure and upon a certificate of Québec as to the debt securities of Québec outstanding on the Closing Date, and no opinion need be expressed by such counsel as to the financial statements or other financial data contained in the Registration Statement and Prospectus.

        (e)   The Representatives shall have received from Ogilvy Renault, Canadian counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the validity of any Designated Securities, the Registration Statement, the Prospectus, and other related matters as the Representatives may reasonably request, and Québec shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, such counsel may rely upon the opinion of Sullivan & Cromwell LLP as to matters of United States law and procedure and upon a certificate of Québec as to the debt securities of Québec outstanding on the Closing Date; and no opinion need be expressed by such counsel as to the financial statements or other financial data contained in the Registration Statement and Prospectus.

        (f)    The Representatives shall have received from Sullivan & Cromwell LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the validity of any Designated Securities, the Registration Statement, the Prospectus, and other related matters as the Representatives may reasonably request, and Québec shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, such counsel may rely upon the opinions of counsel named in paragraphs (d) and (e) of this Section 5 as to matters of Canadian and Québec law; and no opinion need be expressed by such counsel as to the financial statements or other financial data contained in the Registration Statement and Prospectus.

        (g)   The Representatives shall have received a certificate of the Ministre des Finances (Minister of Finance), the sous-ministre des Finances (deputy Minister of Finance), a sous-ministre associé ou adjoint des Finances (associate or assistant deputy Minister of Finance), or any other authorized official at the Ministère des Finances, dated the Closing Date, in which such official shall, to the best of his knowledge after reasonable investigation, state that the representations and warranties of Québec in this Agreement are true and correct, that Québec has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date, that no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the SEC, and that, subsequent to the date of the most recent financial statements included or incorporated by reference in the Prospectus, there has been no material adverse change, or any development involving a prospective material adverse change, in the financial condition of Québec except as set forth or contemplated in the Prospectus or as described in such certificate.

        (h)   Québec shall have furnished to the Representatives and their counsel accurate English translations of all Orders in Council and Ministerial Orders of the Gouvernement du Québec, relating to the authorization, issuance and sale of the Designated Securities, and of all documents and certificates delivered pursuant to the foregoing paragraphs of this Section 5, which pursuant to the laws of Québec were adopted, passed, enacted or drawn in the French language.

        (i)    If the Designated Securities are to be listed on the Luxembourg Stock Exchange, the Luxembourg Stock Exchange shall have approved for listing the Designated Securities.

        (j)    The parties to the Fiscal Agency Agreement shall have, on or prior to the Closing Date, executed such agreement in the agreed form with such modifications as the Representatives, Québec and the Fiscal Agent, respectively, may approve.

        (k)   Québec shall have furnished to the Representatives or their counsel such further certificates and documents as the Representatives or their counsel may reasonably request.

        All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are satisfactory to the Representatives and to Ogilvy Renault and Sullivan & Cromwell LLP, counsel to the Underwriters. Québec will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives request.

        In case any of the conditions specified above in this Section 5 shall not have been fulfilled on or before the Closing Date, the Representatives may (with the approval of Québec in the case of Section 5(j) above) waive compliance with any such conditions by delivering written notice thereof to Québec, or the Representatives may terminate this Agreement without liability on the part of the Underwriters or the Representatives or of Québec, except for the expenses to be paid or reimbursed by Québec pursuant to Section 6(c) hereof and except for any liability under Section 7 hereof.

Section 6:    Payment of Expenses

        (a)   Québec agrees (whether or not the transactions contemplated hereby are consummated) to pay all costs and expenses incidental to the performance of its obligations hereunder, under the Terms Agreement, the Fiscal Agency Agreement and the Designated Securities including, without limitation, all costs and expenses in connection with the preparation, production and printing, authentication, issuance and delivery of the Designated Securities and any insurance costs associated with such delivery; if applicable, all fees and expenses in connection with the listing, and the maintenance of such listing, for the Designated Securities on the Luxembourg Stock Exchange; all costs and expenses incurred in connection with the preparation, printing and filing of the Registration Statement and the Prospectus (including all amendments and supplements thereto and all documents incorporated by reference therein); any fee payable to rating agencies in connection with the rating of the Designated Securities; the fees and expenses of its own legal and other advisers; the filing fees, counsel fees and other expenses for qualifying any Designated Securities for sale and determining their eligibility for investment under the laws of such jurisdictions as the Representatives designate; the fees and expenses of the Fiscal Agent; and any value added or equivalent tax on the foregoing costs, fees and expenses.

        (b)   If the sale of the Designated Securities is consummated under the Terms Agreement, Québec agrees to pay to the Representatives on behalf of the Underwriters, upon presentation of an itemized statement of account, an amount to be agreed upon in such Terms Agreement to be applied in reimbursement of the out-of-pocket costs and expenses of the Representatives (including the fees and disbursements of its legal advisers, advertising agreed to by Québec and any value added or equivalent tax on such expenses and costs) in connection with the offering and sale of the Designated Securities.

        (c)   If the sale of the Designated Securities is not consummated hereunder for any reason other than default by the Underwriters in the performance of their obligations hereunder, Québec will reimburse the Underwriters upon demand and against production of itemized accounts for all reasonable out-of-pocket expenses (including the fees and disbursements of their legal advisers, advertising agreed to by Québec and any value added or equivalent tax on such expenses) that shall have been incurred by them in connection with their investigation, marketing and preparing to market the Designated Securities up to the amount set forth in Section 6(b), the liability for which was incurred by them on or prior to the date of termination of the applicable Terms Agreement or in connection with such termination, and Québec shall not have any further obligation towards the Underwriters except to the extent provided in Section 7 hereof. Québec shall not in any event be liable to the Underwriters for loss of anticipated profits from the transactions covered by this Agreement.

        (d)   Québec will pay and hold the Underwriters harmless against any documentary, stamp or similar issue tax, including any interest and penalties, on the issue and subscription of the Designated Securities in accordance with the terms of this Agreement which may be due in Canada or Québec.

Section 7:    Indemnification

        (a)   Québec will indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act against any losses, claims, damages, liabilities or expenses of any nature whatsoever (whether joint, several or solidary), to which such Underwriter or such controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or arise out of or are based upon the omission by Québec to obtain all necessary approvals and consents from and file all required materials with any regulatory authority in Canada having jurisdiction over the Designated Securities; and will reimburse, promptly upon demand, each Underwriter and each such controlling person for any legal or other expenses reasonably incurred by such Underwriter or such controlling person in connection with investigating or defending any such loss, claim, damage, liability, expense or action as such expenses are incurred; provided that Québec will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of such documents in reliance upon and in conformity with written information furnished to Québec by, or through the Representatives on behalf of, any Underwriter specifically for use therein. This indemnity agreement will be in addition to any liability which Québec may otherwise have.

        (b)   Each Underwriter will indemnify and hold harmless Québec against any losses, claims, damages, liabilities or expenses of any nature whatsoever (whether joint, several or solidary), to which Québec may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Québec by, or through the Representatives on behalf of, such Underwriter specifically for use therein; and will reimburse, promptly upon demand, any legal or other expenses reasonably incurred by Québec in connection with investigating or defending any such loss, claim, damage, liability, expense or action as such expenses are incurred. This indemnity agreement will be in addition to any liability which such Underwriter may otherwise have.

        (c)   Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, without the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel for all indemnified parties, in addition to any local counsel, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

        (d)   If recovery is not available under the foregoing indemnification provisions of this Section, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the 1933 Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the offering of the Designated Securities (taking into account the portion of the proceeds of the offering realized by each), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Québec and the Underwriters agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capital allocation (even if the Underwriters were treated as one entity for such purpose). No Underwriter or person controlling such Underwriter shall be obligated to make contribution hereunder which in the aggregate exceeds the total public offering price of any Designated Securities purchased by such Underwriter under this Agreement and the Terms Agreement, less the aggregate amount of any damages which such Underwriter and its controlling persons have otherwise been required to pay in respect of the same claim or any substantially similar claim. The Underwriters' obligations to contribute are joint meaning that each Underwriter is obligated to contribute only in proportion to the principal amount of Designated Securities specified to be purchased by such Underwriter under this Agreement and the Terms Agreement.

Section 8:    Default by Underwriters

        (a)   If any Underwriter or Underwriters shall, for any reason other than a reason permitted hereunder, fail to take up and pay for any Designated Securities to be purchased by it or them upon tender of such Designated Securities on the Closing Date in accordance with the terms hereof and the Terms Agreement, the remaining Underwriters shall be obligated separately, in proportion to their respective commitments under the Terms Agreement, to take up and pay for (in addition to the principal amount of Designated Securities to be delivered to them on the Closing Date), or to find another underwriter or underwriters to take up and pay for, the Designated Securities which such defaulting Underwriter or Underwriters agreed but failed to purchase, provided that the aggregate principal amount of additional Designated Securities which such remaining Underwriters shall be obligated pursuant to this Section to take up and pay for or find another underwriter or underwriters to take up and pay for on the Closing Date shall not exceed 10% of the aggregate principal amount of the Designated Securities set forth opposite the names of such remaining Underwriters in the Terms Agreement, and such remaining Underwriters shall have the right but shall not be obligated either to take up and pay for (in such proportion as may be agreed upon among them), or to substitute another underwriter or underwriters to take up and pay for, any remaining Designated Securities which the defaulting Underwriter or Underwriters agreed but failed so to purchase. To the extent that the Designated Securities which such defaulting Underwriter or Underwriters agreed but failed to purchase exceeds 10% of the aggregate principal amount of the Designated Securities set forth opposite the names of such remaining Underwriters in the Terms Agreement, then in the event that said remaining Underwriters shall not take up and pay for, or substitute another underwriter or underwriters to take up and pay for, all the Designated Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase within 24 hours after such failure, (i) Québec shall have the right, during an additional period of 24 hours, to find another underwriter or underwriters for said Designated Securities who shall be satisfactory to the Underwriters or the Representatives or (ii) Québec and the Underwriters or the Representatives may agree, during such period, to proceed with the sale and delivery hereunder of less than all of the Designated Securities to be delivered on the Closing Date, in which latter event each of the remaining Underwriters shall be obligated to take up and pay for the amount of Designated Securities which it is obligated to purchase on the Closing Date under the foregoing provisions of this Section, including additional Designated Securities in a principal amount equal to 10% of the aggregate principal amount of Designated Securities set forth opposite the names of such remaining Underwriters in the Terms Agreement. If neither the remaining Underwriters nor Québec shall thus find another underwriter or underwriters for all of said Designated Securities, and if Québec and the Underwriters or the Representatives shall not thus agree to proceed with the sale and delivery hereunder of less than all of said Designated Securities, such Terms Agreement shall terminate without liability on the part of either Québec or the remaining Underwriters not in default, as aforesaid (except to the extent, if any, provided in this Section 8).

        (b)   If, in accordance with the foregoing provisions, a new underwriter or underwriters are substituted by the Underwriters or by Québec for the defaulting Underwriter or Underwriters on the Closing Date or Québec and the Underwriters or the Representatives shall agree to proceed with the sale and delivery hereunder of less than all of the Designated Securities to be delivered on the Closing Date, Québec, the Underwriters or the Representatives shall have the right to postpone the time of purchase of said Designated Securities for a period not exceeding five full business days from the Closing Date in order that necessary changes in the Registration Statement and Prospectus and other documents may be effected. The foregoing obligations and agreements set forth in this Section will not apply if Designated Securities are being purchased pursuant to a "firm bid" which is identified as such in the Terms Agreement. Nothing herein shall obligate any Underwriter to purchase or find an underwriter or underwriters for any Designated Securities in excess of those agreed to be purchased by such Underwriter under the terms of this Section; nor shall anything herein operate to limit any rights which Québec may have against any Underwriter who shall for any reason other than a reason permitted hereunder fail to purchase the Designated Securities purchasable by it upon tender thereof in accordance with the terms of this Agreement and of the Terms Agreement. Any person substituted for an Underwriter under the provisions of this Section shall thereafter be deemed to be an Underwriter.

Section 9:    Survival of Certain Representations and Obligations

        The respective indemnities, agreements, representations, warranties and other statements of Québec and its representatives and of each Underwriter set forth in or made pursuant to this Agreement shall remain in full force and effect regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter or Québec or any controlling person, and will survive delivery of and payment for the Designated Securities. If any Terms Agreement is terminated pursuant to Section 8 or if for any reason the purchase of the Designated Securities by the Underwriters is not consummated, Québec shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 6 and the respective obligations of Québec and the Underwriters pursuant to Section 7 shall remain in effect. If the sale of none of the Designated Securities provided for in a Terms Agreement is consummated because any condition to the Underwriters' obligations hereunder is not satisfied or because of any refusal, inability or failure on the part of Québec to perform any agreement herein or therein or comply with any provision hereof or thereof, Québec will reimburse the Underwriters upon demand for all out-of-pocket expenses (including fees and disbursements of counsel) that shall have been incurred by the Underwriters directly related to the proposed purchase and sale of the Designated Securities, the Underwriters agreeing to pay such fees and disbursements of counsel for the Underwriters in any other event.

Section 10:    Termination

        Notwithstanding anything herein contained, an Underwriter party to a Terms Agreement may also terminate such Terms Agreement, immediately upon notice to Québec at any time before the time of the Closing Date when payment would otherwise be due under such Terms Agreement to Québec in respect of the Designated Securities if, in the opinion of such Underwriter, there shall have been such a change in national or international political, financial or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and the distribution of the Designated Securities or dealings in the Designated Securities in the secondary market and, upon notice being given, the parties to such Terms Agreement shall (except for the liability of Québec in relation to expenses as provided in Section 6(c) hereof and except for any liability under Section 7 hereof) be released and discharged from their respective obligations under this Agreement.

        Notwithstanding anything herein contained, either an Underwriter party to a Terms Agreement, on the one hand, or Québec, on the other hand, may by notice to the other terminate such Terms Agreement at any time before the time of the Closing Date when payment for the Designated Securities would otherwise be due hereunder to Québec if in the opinion of the person or persons giving such notice the issue, sale or distribution of the Designated Securities is prohibited by or contrary to the provisions of any statute, order, rule or regulation promulgated by any legislative, executive or regulatory body or authority of Canada, the United States of America, Québec, or the State of New York. Upon notice being given, the parties to such Terms Agreement shall, except for liability of Québec pursuant to Section 6(c) hereof and except for any liability under Section 7 hereof, be released and discharged from their respective obligations under such Terms Agreement.

Section 11:    Notices

        All communications hereunder shall be effective only on receipt, and shall be delivered or sent by letter, facsimile transmission or telephone (but in the case of communication by telephone, with subsequent confirmation by letter or facsimile transmission) as follows:

(a)	to the Underwriters:
Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center New York, New York 10080 Tel.: (212) 449-6500 Fax: (212) 738-2309 Attention: Corporate Syndicate Department
Credit Suisse First Boston LLC Eleven Madison Avenue, 9th Floor New York, New York 10010 Tel.: (212) 892-1897 Fax: (212) 892-0776 Attention: Legal Department — Transactions Advisory Group
CIBC World Markets Corp. 425 Lexington Avenue, 5th Floor New York, New York 10017 Tel.: (212) 455-6416 Fax: (212) 855-4977 Attention: Debt Capital Markets
Citigroup Global Markets Inc. 390 Greenwich Street New York, New York 10013 Tel.: (212) 816-5831 Fax: (212) 816-0776 Attention: Office of the General Counsel
J.P. Morgan Securities Inc. 270 Park Avenue, 7th Floor New York, New York 10017 Tel.: (212) 834-5640 Fax: (212) 834-6702 Attention: Transaction Executive Group
Putnam Lovell NBF Securities Inc. 125 West 55th Street, 22nd Floor New York, New York 10019 Tel.: (212) 632-8625 Fax: (212) 632-8618 Attention: Fixed Income Group

RBC Dominion Securities Corporation One Liberty Plaza, 2nd Floor 165 Broadway New York, New York 10006-1404 Tel.: (212) 858-7167 Fax: (212) 428-3018 Attention: RBC Debt Capital Markets
Scotia Capital (USA) Inc. One Liberty Plaza, 25th Floor 165 Broadway New York, New York 10006 Tel.: (212) 225-5522 Fax: (212) 225-6566 Attention: Legal and Compliance Department
(b)	to Québec:
Ministère des Finances Direction de l'émission des emprunts 12 rue Saint-Louis Québec, Québec Canada G1R 5L3 Tel.: (418) 643-8141 Fax: (418) 643-4700 Attention: Le directeur

Section 12:    Successors

        This Agreement shall inure to the benefit of and be binding upon each of the parties hereto, such Underwriters as are identified in Terms Agreements and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

Section 13:    Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of Québec and the laws of Canada applicable therein.

        Nothing herein contained shall affect the right to serve process on Québec in any manner permitted by law. Québec hereby irrevocably consents to the fullest extent permitted by law to the giving of any relief including, without limitation, the making, enforcement or execution against any property of any order or judgment made or given in connection with any proceedings arising out of or in connection with this Agreement.

Section 14:    Jurisdiction of Courts

        Québec hereby appoints the person from time to time who holds the position of Delegate General of Québec in New York, One Rockefeller Plaza, 26th floor, New York, New York, 10020-2102, as its authorized agent (the "Authorized Agent") upon whom process may be served in any action by any Underwriter, or by any person controlling such Underwriter, and based upon this Agreement which may be instituted in any State or Federal court in The City of New York, and expressly accepts the non-exclusive jurisdiction of any such court in respect of such action. Québec hereby irrevocably waives any immunity to service of process in respect of any such action to which the Authorized Agent might otherwise be entitled. Such appointment shall be irrevocable as long as any of the Securities remain outstanding, except that, if for any reason the Authorized Agent ceases to be able to act as agent or no longer has an address in The City of New York, Québec will appoint another person or persons in The City of New York, selected in its discretion, as Authorized Agent(s). Québec will take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorized Agent together with written notice of such service mailed or delivered to Québec at its address set forth in Section 11, shall be deemed in every respect effective service of process upon Québec. Notwithstanding the foregoing, any action by an Underwriter, or by any person controlling such Underwriter, and based upon this Agreement may be instituted in any competent court in Québec. Québec hereby waives, to the fullest extent permitted by applicable law, any immunity to jurisdiction to which it might otherwise be entitled in any action based on this Agreement which may be instituted as provided in this Section in any State or Federal court in The City of New York or in any competent court in Québec.

Section 15:    Currency

        All dollar figures set forth in this Agreement or to be set forth in the Terms Agreement will be in United States dollars, unless otherwise indicated.

Section 16:    Counterparts

        This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

        If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicates hereof, whereupon it will become a binding agreement among Québec and you in accordance with its terms.

Very truly yours,
QUÉBEC
By:	/s/ MICHEL ROBITAILLE Name: Michel Robitaille Title: Delegate General of Québec in New York

CONFIRMED AND ACCEPTED in The City of New York as of December 11, 2003.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED Name: Title:
CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ CREDIT SUISSE FIRST BOSTON LLC Name: Title:
CIBC WORLD MARKETS CORP.
By:	/s/ CIBC WORLD MARKETS CORP. Name: Title:
CITIGROUP GLOBAL MARKETS INC.
By:	/s/ CITIGROUP GLOBAL MARKETS INC. Name: Title:
J.P. MORGAN SECURITIES INC.
By:	/s/ J.P. MORGAN SECURITIES INC. Name: Title:

PUTNAM LOVELL NBF SECURITIES INC.
By:	/s/ PUTNAM LOVELL NBF SECURITIES INC. Name: Title:
RBC DOMINION SECURITIES CORPORATION
By:	/s/ RBC DOMINION SECURITIES CORPORATION Name: Title:
SCOTIA CAPITAL (USA) INC.
By:	/s/ SCOTIA CAPITAL (USA) INC. Name: Title:

EXHIBIT A

QUÉBEC

             Series                          Due

TERMS AGREEMENT

Québec
Ministère des Finances
Direction de l'émission des emprunts
12 rue Saint-Louis
Québec, Québec
Canada G1R 5L3

Ladies and Gentlemen:

        On behalf of the several Underwriters named in Schedule I hereto and for their respective accounts, we offer to purchase on and subject to the terms and conditions of the Underwriting Agreement, dated [                        ] (the "Underwriting Agreement"), among you and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, CIBC World Markets Corp., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Putnam Lovell NBF Securities Inc., RBC Dominion Securities Corporation and Scotia Capital (USA) Inc. (the "Underwriters"), the following Designated Securities on the following terms. Except as otherwise indicated, capitalized terms used herein have the meaning specified in the Underwriting Agreement:

    Title of Securities:

    Currency of Denomination:

    Aggregate Principal Amount:

    Purchase Price:

    Expected Public Offering Price:

    Expected Selling Concession:

    Expected Reallowance:

    Maturity:

    Interest Rate:

    Interest Payment Dates:

    Denominations:

    Redemption Provisions:

    Sinking Fund Provisions:

    Selling Restrictions:

    Underwriters:

    Representatives:

    Closing:

        [In addition to the provisions of "Selling Restrictions" above, each Underwriter represents to and agrees with Québec that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Designated Securities, and has not distributed and will not distribute the Prospectus or any other offering material relating to the Designated Securities, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Québec except as contained in this Terms Agreement or in the Underwriting Agreement. In addition, each Underwriter agrees with Québec to cause each member of the selling group to agree to comply with the restrictions on offers and sales of the Designated Securities set forth in this Terms Agreement.

        Each Underwriter represents to and agrees with Québec to deliver the Prospectus, if required under the 1933 Act, to each person that purchases Designated Securities.

        Without prejudice to the provisions of Section 1(b)(iii) of the Underwriting Agreement, the provisions of "Selling Restrictions" above and the immediately preceding two paragraphs, and except for registration under the 1933 Act and compliance with the Rules and Regulations and the qualification of the Designated Securities for offer and sale and the determination of their eligibility for investment under the applicable securities laws of such jurisdictions within the United States as the Underwriters or Representatives may designate pursuant to Section 3(e) of the Underwriting Agreement, Québec shall not have any responsibility for, and each Underwriter agrees with Québec that each such Underwriter and its respective affiliates will obtain, any consent, approval or authorization required by them for the subscription, offer, sale or delivery by them of any of the Designated Securities under the laws and regulations in force in any jurisdiction to which they are subject or in or from which they make such subscription, offer, sale or delivery of any of the Designated Securities.

        Other than the Prospectus and any document incorporated by reference therein, no other material or communication that may be used in connection with the offering of the Designated Securities (the "Non-U.S. Offering Materials") has been filed under the 1933 Act. Accordingly, each Underwriter represents to and agrees with Québec that it has not delivered and will not deliver within the United States or its territories or possessions or to any U.S. person (as such term is defined in Regulation S under the 1933 Act) any Non-U.S. Offering Materials.]

        The Prospectus has not been translated into French. Accordingly, each Underwriter represents to and agrees with Québec that it has not distributed and will not distribute the Prospectus within Québec in violation of the laws of Québec.

        Québec agrees to pay to the Underwriters an amount of up to U.S.$[            ] to be applied in accordance with the provisions of Section 6(b) of the Underwriting Agreement.

        This Terms Agreement is subject to the adoption of an Order in Council of Québec authorizing the issuance and sale of the Designated Securities on the terms set forth herein. By its acceptance hereof, Québec represents and warrants to, and agrees with, the several Underwriters that such Order in Council will be adopted as soon as practicable and in any case prior to closing.

        This Terms Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

        If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among us in accordance with its terms.

Very truly yours,

As Representatives of the several Underwriters

By:
Name: Title:

By:
Name: Title:

        The foregoing Terms Agreement is hereby confirmed and accepted in The City of New York, as of the date first above written.

QUÉBEC
By:
Name: Title:

SCHEDULE I

	UNDERWRITERS	PRINCIPAL AMOUNT OF DESIGNATED SECURITIES
Total

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UNDERWRITING AGREEMENT
SCHEDULE I